Exhibit 5.1

Seaport West
155 Seaport Boulevard
Boston, MA 02210-2600

617 832 1000 main
617 832 7000 fax

April 14, 2014

Cellectar Biosciences, Inc.
3301 Agriculture Drive
Madison, Wisconsin 53716

Re:	S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Cellectar Biosciences, Inc. (f/k/a Novelos Therapeutics, Inc.), a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the offering of up to 15,642,739 shares (the “Shares”) of the Company’s Common Stock, par value $.00001 per share, issuable pursuant to the Company’s 2006 Stock Incentive Plan, as amended (the “Plan”) and under options previously granted and currently outstanding (the “Non-Plan Options”).

In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Registration Statement; (b) the Plan and the Non-Plan Options; (c) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; and (d) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion below, we assume that all Shares to be issued pursuant to the Plan and the Non-Plan Options will be issued in accordance with the terms of the Plan and the Non-Plan Options and that the purchase price of a Share will not be less than its par value.

Based upon the foregoing, we are of the opinion that:

1.	The Company has the corporate power necessary for the issuance of the Shares under the Plan and the Non-Plan Options, as contemplated by the Registration Statement.

2.	The Shares have been duly authorized by all necessary corporate action and, when issued against payment of the agreed consideration therefor in accordance with the Plan and the Non-Plan Options, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the reference to our firm under the caption, “Interests of Named Experts and Counsel.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

FOLEY HOAG llp

By:	/s/ Paul Bork
a Partner